Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SUNOCO LOGISTICS PARTNERS L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of Sunoco Logistics Partners L.P. (the “Partnership”) pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

1.    The name of the limited partnership is Sunoco Logistics Partners L.P.

2.    The Certificate of Limited Partnership of the Partnership, as filed in the office of the Secretary of State of the State of Delaware on October 15, 2001 (as heretofore amended, the “Certificate”), is hereby amended by deleting Paragraph 1 in its entirety and replacing it with the following new Paragraph:

“1.    Name. The name of the limited partnership is:

“Energy Transfer Partners, L.P.””

3.    The Certificate is hereby amended by deleting Paragraph 3 in its entirety and replacing it with the following new Paragraph:

“3.    General Partner. The name and business address of the general partner are as follows:

Energy Transfer Partners GP, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225.”

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has duly executed this Certificate of Amendment to Certificate of Limited Partnership on the 28th day of April, 2017.

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C. its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer